Exhibit 5.1

SIDLEY AUSTIN llp 555 CALIFORNIA STREET SAN FRANCISCO, CA 94104 (415) 772 1200 (415) 772 7400 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON LOS ANGELES	NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.
FOUNDED 1866

February 17, 2012

Daimler Trust Leasing LLC
Daimler Trust
36455 Corporate Drive
Farmington Hills, Michigan  48331

Re:          Registration Statement on Form S-3
File Nos. 333-178761 and 333-178761-01

Dear Sirs:

We have acted as special counsel to Daimler Trust Leasing LLC, a Delaware limited liability company (the “Company”) and Daimler Trust, a Delaware statutory trust (together with the Company, the “Registrants”), in connection with the preparation of the registration statement on Form S-3, File Nos. 333-178761 and 333-178761-01 (as amended to date, the “Registration Statement”) relating to the issuance and sale from time to time in one or more series (each, a “Series”) of asset-backed notes (the “Notes”).  The Registration Statement has been filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).  As set forth in the Registration Statement, a separate trust (each, a “Trust”) will be created for the issuance of each Series of Notes pursuant to a separate trust agreement (each, a “Trust Agreement”) between the Company and an owner trustee (the “Owner Trustee”).  Each Trust will cause the related Series of Notes to be issued under and pursuant to the conditions of a separate indenture (each, an “Indenture” and, together with the Trust Agreement, the “Agreements”) between the Trust and an indenture trustee (the “Indenture Trustee”).  Each Trust, Owner Trustee and Indenture Trustee will be identified in the prospectus supplement for such Series of Notes.

Each Series of Notes will represent obligations of the related Trust.  Asset Backed Certificates (the “Certificates”) will be issued under each Trust Agreement and will evidence the beneficial interest in the related Trust.  The Certificates of a Series will be subordinated to the Notes of the same Series to the extent described in the related Agreements.

As special counsel to the Registrants, we have examined and relied upon the form of each Agreement filed as an exhibit to the Registration Statement, the form of Notes included in the form of Indenture so filed, and originals or copies, certified or otherwise identified to our satisfaction, of such agreements, forms of agreements, instruments, certificates, records and other documents, and have made such examination of law as we have deemed necessary or appropriate for the purpose of this opinion.

In our examination, we have assumed, without independent investigation, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission or which we obtained from sites on the internet and the authenticity of the originals of such latter documents.   As to facts relevant to this letter, we have relied without independent investigation upon certificates and oral or written statements and representations of public officials and officers and other representatives of the Registrants and others.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Notes of a Series have been duly executed, authenticated and delivered in accordance with the terms of the related Indenture and issued and delivered against payment therefore as described in the Registration Statement, the Notes of such Series will be legally issued and entitled to the benefits of the related Indenture and will constitute valid and legally binding obligations of the related Trust.

The foregoing opinion is subject to the following qualifications, exceptions, assumptions and limitations:

A. The foregoing opinion is limited to matters arising under the federal laws of the United States of America and the laws of the State of New York.  We express no opinion as to the laws, rules or regulations of any other jurisdiction or as to the municipal laws or the laws, rules or regulations of any local agencies or governmental authorities of or within the State of New York, in each case as to any matters arising thereunder or relating thereto.

B. With respect to any instrument or agreement (each, an “Instrument”) executed or to be executed by any party (each, a “Party”), we have assumed, to the extent relevant to the opinions set forth herein, that: (i) each Party (if not a natural person) has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) such  Party has full right, power and authority to execute, deliver and perform its obligations under each Instrument to which it is a party and each such Instrument has been duly authorized, executed and delivered by such Party.

C. We express no opinion as to any provision of any instrument, agreement or other document: (i) regarding severability of the provisions thereof; (ii) providing that the assertion or employment of any right or remedy shall not prevent the concurrent assertion or employment of any other right or remedy, or that every right and remedy shall be cumulative and in addition to every other right and remedy, or that any delay or omission to exercise any right or remedy shall not impair any right or remedy or constitute a waiver thereof; (iii) regarding waiver of usury, stay, extension or similar laws; (iv) regarding specific performance or the grant of any power of attorney; or (v) requiring any party to take further action or to enter into further agreements or instruments or to provide further assurances.  In addition, we wish to advise you that rights to indemnity and contribution may be limited by applicable law or public policy.

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

D. Our opinion above is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief and including, to the extent applicable, the rights of creditors of “financial companies” (as defined in Section 201 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) or their affiliates.

The opinion expressed herein is expressed and made as of the date hereof and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinion expressed herein) that hereafter may come to our attention.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references to this firm under the heading “Legal Opinions” in the forms of prospectus and prospectus supplement forming a part of the Registration Statement, without implying or admitting that we are “experts” within the meaning of the 1933 Act or the Rules and Regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Sidley Austin LLP